UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2010

ROKWADER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-125314 (Commission File Number)	73-1731755 (I.R.S. Employer Identification No.)

23300 Ventura Boulevard, 2nd Floor Woodland Hills, California 91364
(Address of principal executive offices) (zip code)

(818) 224-3675
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s business and Operations

Item 1.01  Entry into a material Agreement

On December 17, 2010, Latigo Shore Music, Inc. (“Latigo”), a wholly-owned subsidiary of Rokwader, Inc. (the “Company”), acquired all right, title and interest in 50 musical compositions from the Gary Harju music catalog to the extent of his writer’s and publisher’s share (the “Harju Catalog”).  The Harju Catalog (including copyrights and publishing rights) consists of 50 original songs written in whole or in part by Gary Harju.  It is important to note that some of the songs are co-written by other songwriters and the other songwriters and their publishing designees own the balance of the percentages of these songs.  This is standard procedure in the music industry as many songs are collaborations of more than one writer.  Some of the songs are owned outright by Latigo as a result of the acquisition, and others are and will continue to be subject to publishing agreements with various music publishers, who will continue to collect the publisher’s share of royalties.  The other parties who have partial interests in the catalog will continue to receive their share of royalties and other income.  All of Mr. Harju’s rights and the royalties associated therewith will come to Latigo.  Steve Dorff, President of Latigo and a director of the Company, is a collaborator/writer on many of these songs; however, Mr. Dorff’s past ownership of these compositions is not included in the Harju Catalog.

Gary Harju is a noted lyricist and songwriter who has written chart-topping hits for some of the great artists of this or any generation.  Gary's songs have been responsible for selling several million copies worldwide, his most notable being the #1 Hit "The Man in Love with You" (co-written by Steve Dorff) for George Strait.

Some of the notable compositions and past hits are:

From Clint Eastwood’s film “Bronco Billy” the song “Bronco Billy”
“Cowboys and Clowns” recorded by Ronnie Milsap
“Fire in the Morning” recorded by Melissa Manchester
“If I Had You” recorded by Karen Carpenter
“LA Plane” and “Pirate” recorded by Cher
“My Angel’s Lullaby” recorded by Reba McIntire for REBA, TV Series
“Never Givin’ Up on You” recorded by Johnny Mathis
“The Man in Love with You” recorded by George Strait

We expect minimal royalties from this purchase.  Although there is no assurance of greater returns, in the music industry, if one of these songs that has been a big seller in the past gets re-packaged, the potential is for more meaningful royalties.

Section 2-Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of    a Registrant

On November 17, 2010, Brooktide, LLC, a limited liability company controlled by Yale Farar, the Company’s President, (“Brooktide”) loaned $16,000 to Latigo Shore Music, Inc., a wholly-owned subsidiary of the Company (“Latigo”), and Latigo executed a Convertible Promissory Note (the “Latigo Note”) and a Security Agreement in favor of Brooktide.  The proceeds of the Note were principally used to acquire the Harju Catalog ( see Item 1.01 above).  The Latigo Note is secured by the Harju Catalog and evidenced by a Security Agreement.  In addition, on December 17, 2010, Brooktide loaned $9,000 to the Company and the Company executed a Convertible Promissory Note in favor of Brooktide (the “Rokwader Note”). The proceeds of the Rokwader Note will be used to pay fees and expenses, to the extent such expenses are not deferred, arising from the Company’s compliance with its public reporting requirements and to continue to create viable entertainment assets in the music recording industry. Pursuant to the terms of both the Rokwader Note and the Latigo Note (the “Notes”) each carries interest of 6% per annum and are convertible at the option of the holder at any time into common stock of the Company at $.75 per share.  The Notes are demand notes and may be paid at any time without premium or penalty. The outstanding balance on the Notes is immediately due and payable without notice or demand, upon or at anytime after the occurrence or existence of any one or more of the listed “Events of Default”.

Item 9.01        Financial Statements and Exhibits

(d)	Exhibits

10.12	Convertible Promissory Note between the Company and Brooktide, LLC in the amount of $9,000 dated December 17, 2010.
10.13	Convertible Promissory Note between Latigo Shore Music, Inc. and Brooktide, LLC in the amount of $16,000 dated December 17, 2010.
10.14	Security Agreement entered into by Latigo shore Music, Inc. and Brooktide, LLC dated December 17, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2010	Rokwader, Inc.

By: /s/Yale Farar
Yale Farar
Chief Executive Officer